Exhibit 5.1

OPINION OF PERKINS COIE LLP

December 14, 2000

click2learn.com, inc.
110 - 110th Avenue NE
Bellevue, Washington 98004

Ladies and Gentlemen:

    We have acted as counsel to you in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to the resale by Marshall Capital Management, Inc. (the "Selling Stockholder") of up to 410,678 shares of click2learn.com, inc. (the "Company") common stock, par value $0.01 (the "Shares"), and up to 381,516 shares of the Company's common stock issuable upon exercise of certain warrants (the "Warrant Shares").

    We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion.

    Based on and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and are validly issued, fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and, upon the due execution by the Company of the Warrant Shares, the sale thereof by the Company and the receipt of consideration therefore in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm, in the prospectus of the Registration Statement under the heading "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

                      /s/ Perkins Coie LLP